Shore Bancshares Announces Stock Repurchase Plan

EASTON, Md., April 24, 2019 /PRNewswire/ -- Shore Bancshares, Inc. ("the Company") (NASDAQ: SHBI) announced today that it had received a non-objection letter from the Federal Reserve Bank of Richmond to allow the Board to authorize management to repurchase its common stock. Under the new repurchase program, management is authorized to repurchase up to $10.0 million, or approximately 5%, of the 12.8 million outstanding shares of the Company's common stock. The program may be limited or terminated at any time without prior notice. The program will expire on December 31, 2020.

Lloyd L. "Scott" Beatty, Jr., President and Chief Executive Officer stated, "We believe that the current market price of the Company's stock does not accurately reflect our franchise value. Our strong capital levels and solid operating results provide us the flexibility to repurchase shares, which is an efficient way to deploy capital, creating long-term shareholder value."

Under the stock repurchase program, shares of common stock may be repurchased by the Company from time to time in open market transactions or in privately negotiated transactions as permitted under applicable rules and regulations. Repurchases may be conducted, suspended, or terminated at any time without notice. The extent to which the Company repurchases its shares and the timing of such repurchases will depend upon market conditions and other considerations as may be considered in the Company's sole discretion. Repurchases may also be made pursuant to a trading plan under Rule 10b5-1 under the Exchange Act, which would permit shares to be repurchased when the Company might otherwise be precluded from doing so because of self-imposed trading blackout periods or other regulatory restrictions.

Shore Bancshares Information

Shore Bancshares is a financial holding company headquartered in Easton, Maryland and is the largest independent bank holding company located on Maryland's Eastern Shore. It is the parent company of Shore United Bank. Shore Bancshares engages in trust and wealth management services through Wye Financial & Trust, a division of Shore United Bank. Additional information is available at www.shorebancshares.com.

Forward-Looking Statements

The statements contained herein that are not historical facts are forward-looking statements (as defined by the Private Securities Litigation Reform Act of 1995) based on management's current expectations and beliefs concerning future developments and their potential effects on the Company. Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond the control of the Company. There can be no assurance that future developments affecting the Company will be the same as those anticipated by management. These statements are evidenced by terms such as "anticipate," "estimate," "should," "expect," "believe," "intend," and similar expressions. Although these statements reflect management's good faith beliefs and projections, they are not guarantees of future performance and they may not prove true. These projections involve risk and uncertainties that could cause actual results to differ materially from those addressed in the forward-looking statements. For a discussion of these risks and uncertainties, see the section of the periodic reports filed by Shore Bancshares, Inc. with the Securities and Exchange Commission entitled "Risk Factors".

The Company specifically disclaims any obligation to update any factors or to publicly announce the result of revisions to any of the forward-looking statements included herein to reflect future events or developments.

CONTACT: For further information contact: Edward Allen, Senior Vice President and Chief Financial Officer, 410-763-7800